Post-Effective  Amendment No.3 to
                                          SEC File No. 70-8455





                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                       FORM U-1

                                     DECLARATION

                                        UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                     GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                100 Interpace Parkway
                             Parsippany, New Jersey 07054
                  (Name of company filing this statement and address
                            of principal executive office)



          T. G. Howson, Vice President and   Douglas E. Davidson, Esq.
            Treasurer                        Berlack,  Israels  &  Liberman
          LLP
          M. A. Nalewako, Secretary          120 West 45th Street
          GPU Service Corporation            New York, New York 10036
          100 Interpace Parkway
          Parsippany, New Jersey 07054



                     (Names and addresses of agents for service)





                    GPU hereby post-effectively  amends its Declaration  on

          Form U-1, as  heretofore amended,  docketed in SEC  File No.  70-

          8455, as follows:

                         1.   GPU submits that all  of the criteria of Rule

               54 under  the Act with respect  to the issuance and  sale of

               Additional Common Stock are satisfied.



                         (i)  The  average  consolidated retained  earnings

                    for GPU and its subsidiaries,  as reported for the four

                    most recent quarterly periods in GPU's Annual Report on

                    Form  10-K for  the year  ended December  31, 1994  and

                    Quarterly Reports  on Form 10-Q for  the quarters ended

                    March  31, 1995, June 30,  1995 and September 30, 1995,

                    as filed under the Securities Exchange Act of 1934, was

                    approximately $1.87 billion.  As of September 30, 1995,

                    GPU had  invested, or committed to  invest, directly or

                    indirectly, an aggregate of approximately $63.2 million

                    in exempt wholesale generators ("EWGs") and $547,000 in

                    foreign   utility  companies   ("FUCOs"),  representing

                    approximately 3% of such average  consolidated retained

                    earnings.   Accordingly, GPU's aggregate  investment in

                    EWGs and FUCOs, including  amounts invested pursuant to

                    all  other outstanding or  pending authorizations ($500

                    million  in SEC  File No.  70-7727, $30 million  in SEC

                    File No. 70-8369, $130 million in SEC File No. 70-8455,

                    $200 million in  SEC File No. 70-7926 and  $500 million

                    in  SEC File No. 70-8593)  will not at  any time exceed

                    the 50% limitation in Rule 53.






                         (ii) GPU maintains books  and records to  identify

                    investments in, and earnings from, each EWG and FUCO in

                    which it directly or indirectly holds an interest.



                              (A)  For each United States EWG in which  GPU

               directly or indirectly holds an interest:



                                   (1)  the books and records for  such EWG

                         will  be kept  in  conformity  with United  States

                         generally accepted accounting principles ("GAAP");



                                   (2)  the  financial  statements will  be

                         prepared in accordance with GAAP; and



                                   (3)  GPU   directly   or   through   its

                         subsidiaries undertakes to provide  the Commission

                         access  to  such books  and records  and financial

                         statements as the Commission may request.



                              (B)  For each FUCO or  foreign EWG which is a

               majority-owned subsidiary of GPU:



                                   (1)  the  books  and  records  for  such

                         subsidiary will be kept in accordance with GAAP;



                                   (2)  the  financial statements  for such

                         subsidiary  will be  prepared  in accordance  with

                         GAAP; and






                                   (3)  GPU   directly   or   through   its

                         subsidiaries undertakes to provide  the Commission

                         access  to  such books  and records  and financial

                         statements, or  copies  thereof in English, as the

                         Commission may request.



                              (C)   For  each FUCO or foreign EWG  in which

               GPU  owns 50% or less of the voting securities, GPU directly or through its  subsidiaries will proceed in  good faith, to the extent reasonable under the circumstances, to cause



                              (1)  such  entity  to   maintain  books   and

                         records in accordance with GAAP;



                              (2)  the financial statements of  such entity

                         to be prepared in accordance with GAAP; and



                              (3)  access by the  Commission to  such books

                         and  records and  financial statements  (or copies

                         thereof)  in English as the Commission may request

                         and,   in  any   event,  GPU   will   provide  the

                         Commission, on request,  copies of such  materials

                         as are made available to GPU and its subsidiaries.

                         If  and to  the extent  that such  entity's books,

                         records or financial statements are not maintained

                         in accordance with GAAP, GPU will, upon request of

                         the   Commission,   describe  and   quantify  each

                         material variation  therefrom as and to the extent






                         required by  subparagraphs (a)  (2) (iii)  (A) and

                         (a) (2) (iii) (B) of Rule 53.



                         (iii)  No  more than 2%  of GPU's domestic  public

               utility  subsidiary  employees  will  render  any  services,

               directly  or indirectly,  to  EWGs and  FUCOs  in which  GPU directly or indirectly holds an interest.



                         (iv) Copies of  this Declaration  on Form  U-1 are

               being provided to the New Jersey Board of Public  Utilities,

               the Pennsylvania Public Utility  Commission and the New York

               Public Service Commission, the  only federal, state or local regulatory  agencies having  jurisdiction  over  the  retail rates of GPU's electric  utility subsidiaries.  In addition,

               GPU will submit to  each such commission copies of  any Rule

               24 certificates required  hereunder, as  well as  a copy  of

               Item  9 of  GPU's  Form U5S  and  Exhibits G  and H  thereof

               (commencing with the Form  U5S to be filed for  the calendar

               year  in   which  the  authorization   herein  requested  is

               granted).



                         (v)  None of  the provisions  of paragraph  (b) of

               Rule  53 render paragraph  (a) of that  Rule unavailable for the proposed transactions.



                              (A)  Neither GPU nor any subsidiary of GPU is

                         the subject of  any pending bankruptcy  or similar

                         proceeding.






                              (B)  GPU's   average   consolidated  retained

                         earnings  for  the  four  most   recent  quarterly

                         periods (approximately  $1.87 billion) represented

                         an  increase  of  approximately  $47  million  (or

                         approximately  2.6%)  in the  average consolidated

                         retained earnings for  the previous four quarterly

                         periods (approximately $1.82 billion).



                              (C) GPU  did not incur operating  losses from

                         direct or indirect  investments in EWGs and  FUCOs

                         in 1994 in excess of 5% of GPU's December 31, 1994

                         consolidated retained earnings.



                         (vi) In accordance with Rule 54,  the requirements

               of Rule 53(a), (b) and (c) are fulfilled.



                         2.   By  amending Item  3 thereof  to read  in its

               entirety as follows:



          "ITEM 3.  APPLICABLE STATUTORY PROVISIONS.



                    Sections 6(a), 7 and 32 of the Act and Rules  53 and 54

          thereunder are applicable to the proposed transactions."
















                                      SIGNATURE

                    PURSUANT  TO THE  REQUIREMENTS  OF  THE PUBLIC  UTILITY

          HOLDING COMPANY  ACT OF 1935,  THE UNDERSIGNED  COMPANY HAS  DULY

          CAUSED  THIS  STATEMENT  TO  BE  SIGNED  ON  ITS  BEHALF  BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                        GENERAL PUBLIC UTILITIES CORPORATION



                                        By:

                                             T. G. Howson
                                             Vice President and Treasurer

          Date:  December 13, 1995